Exhibit 10.9

Execution Version

PAYMENT GUARANTY
This PAYMENT GUARANTY (as amended, modified, supplemented or restated from time to time, this “Guaranty”) is made and entered into by ARES COMMERCIAL REAL ESTATE CORPORATION, a Maryland corporation, whose address is One Wacker Drive, 48th Floor, Chicago, IL 60606 (“Guarantor”), for the benefit of U.S. BANK NATIONAL ASSOCIATION, a national banking association whose address is 13737 Noel Road, Suite 800, Galleria North Tower 1, Dallas, Texas 75240 (“Buyer”) on this August 1, 2016 This Guaranty is made with reference to the following facts (with some capitalized terms being defined below):
A.    ACRC Lender US LLC, a Delaware limited liability company, as seller (“Seller”), and Buyer have entered into that certain Master Repurchase and Securities Contract, dated as of the date hereof (as the same may be amended, modified, supplemented or restated, the “Repurchase Agreement”), pursuant to which the Buyer may, from time to time, purchase certain Eligible Mortgage Loans from Seller with a simultaneous agreement from Seller to repurchase such Eligible Mortgage Loans at a date certain or on demand (the “Transactions”);
B.    Buyer has requested, as a condition of entering into the Repurchase Agreement, that Guarantor deliver to Buyer this Guaranty;
C.    Guarantor indirectly owns 100% of Seller;
D.    Guarantor will benefit if Buyer enters into the Repurchase Agreement with Seller, and desires that Buyer enter into the Repurchase Agreement with Seller; and
E.    Buyer would not enter into the Repurchase Agreement with Seller unless Guarantor executed this Guaranty. This Guaranty is therefore delivered to Buyer to induce Buyer to enter into the Repurchase Agreement.
NOW, THEREFORE, in exchange for good, adequate, and valuable consideration, the receipt of which Guarantor acknowledges, and to induce Buyer to enter into the Repurchase Agreement, Guarantor agrees as follows:
1.    Definitions. For purposes of this Guaranty, the following terms shall be defined as set forth below. In addition, any capitalized term defined in the Repurchase Agreement but not defined in this Guaranty shall have the same meaning in this Guaranty as in the Repurchase Agreement.
(a)    “Available Borrowing Capacity” means, with respect to any Person, on any date of determination, the total unrestricted borrowing capacity which may be drawn (taking into account required reserves and discounts) upon by such Person or its Subsidiaries, at such Person’s or its Subsidiaries’ request based upon approved but undrawn amounts, under committed credit facilities or repurchase agreements which provide financing to such Person or its Subsidiaries.
(b)     “Capital Lease Obligations” means, with respect to any Person, the amount of all obligations of such Person to pay rent or other amounts under a lease of property to the extent and in the amount that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person.
(c)    “Cash” means coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.
(d)    “Cash Equivalents” means any of the following, to the extent owned by Guarantor or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof: (i) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (ii) certificates of deposit of or time deposits with Buyer or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (iii) below, is organized under the laws of the United states or any State thereof and has combined capital and surplus of at least $500,000,000, (iii) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, (iv) repurchase obligations of any commercial bank satisfying the requirements of clause (ii) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (v) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (vi) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (ii) of this definition or (vii) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (vi) of this definition.
(e)    “Cash Liquidity” means, at any date of determination, the sum of unrestricted (i) Cash plus (ii) Cash Equivalents.
(f)    “Debt Service” means for any Test Period, the sum of (a) Interest Expense for any Person for such period, determined on a consolidated basis, and (b) all regularly scheduled principal payments made with respect to Indebtedness of such Person and its subsidiaries during such period, other than any voluntary prepayment or prepayment occasioned by the repayment of an underlying asset, or any balloon, bullet, margin or similar principal payment which repays such Indebtedness in part or in full.
(g)    “EBITDA” means with respect to any Person and for any Test Period, an amount equal to the sum of (a) Net Income (or loss) of such Person (prior to any impact from minority or non-controlling interests or joint venture net income and before deduction of any dividends on preferred stock of such Person), plus the following (but only to the extent actually included in determination of such Net Income (or loss)): (i) depreciation and amortization expense (other than those related to capital expenditures that have not been included in the calculation of Fixed Charges), (ii) Interest Expense, (iii) income tax expense, and (iv) extraordinary or non‑recurring gains, losses and expenses, including but not limited to transaction expenses relating to business combinations, other acquisitions and unconsummated transactions, (v) unrealized loan loss reserves, impairments associated with owned real estate, and other similar charges, including but not limited to reserves for loss sharing arrangement associated with mortgage servicing rights, (vi) realized losses on loans and loss sharing arrangements associated with mortgage servicing rights and (vii) unrealized gains, losses and expenses associated with (A) derivative liabilities including but not limited to convertible note issuances and (B) mortgage servicing rights (other than the initial revenue recognition of recording an asset), plus (b) such Person’s proportionate share of Net Income (prior to any impact from minority or non-controlling interests or joint venture net income and before deduction of any dividends on preferred stock of such Person) of the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such period.
(h)     “Fixed Charge Coverage Ratio” means EBITDA (as determined in accordance with GAAP) for the immediately preceding twelve (12) month period ending on the last date of the applicable Test Period, divided by the Fixed Charges for the immediately preceding twelve (12) month period ending on the last date of the applicable Test Period; provided that the “Fixed Charge Coverage Ratio” and associated components thereof shall be determined without regard to the effects of consolidation of any issuer of a Specified Third Party Securitization on the financial statements of the Guarantor under Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time, or otherwise under GAAP.
(i)    “Fixed Charges” means at any time, the sum of (a) Debt Service, (b) all preferred dividends that such Person is required, pursuant to the terms of the certificate of designation or other similar document governing the rights of preferred shareholders, to pay and is not permitted to defer, (c) Capital Lease Obligations paid or accrued during such period and (d) any amounts payable under any Ground Lease.
(j)    “GAAP” means with respect to the financial statements or other financial information of any Person, generally accepted accounting principles in the United States which are in effect from time to time, consistently applied.
(k)    “Ground Lease” means a ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of twenty (20) years or more from the date on which such leased property was financed, (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor or with such consent given, (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such ground lease will not be terminated until the holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so, (d) reasonable transferability of the lessee’s interest under such ground lease, including ability to sublease, and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.
(l)    “Guaranteed Obligations” means
(i)    Seller’s obligations (without regard to any limitation of recourse against Seller) under the Transaction Documents:
(a)    to fully and promptly pay the Repurchase Price and other sums owed under the Transaction Documents at the times and according to the terms required by the Transaction Documents, without regard to any modification, suspension, or limitation of such terms not agreed to by Buyer, such as a modification, suspension, or limitation arising in or pursuant to any Insolvency Proceeding affecting Seller (even if any such modification, suspension, or limitation causes Seller’s obligation to become discharged or unenforceable); and
(b)    to pay all other sums expended by Buyer or Buyer’s designee or nominee acting on Buyer’s behalf in exercising Buyer’s rights and remedies under the Transaction Documents, including Buyer’s Legal Costs relating to the Transactions and enforcement of remedies pursuant to the Transaction Document; and
(c)    to fully and promptly pay any and all Losses actually incurred by Buyer arising out of or relating to any of the following:
(i)    any misappropriation or conversion by Seller or Guarantor, or any Person that Controls Seller or Guarantor, of Income or other amounts payable to Buyer in violation of the Transaction Documents;
(ii)    any action taken by Seller in violation of Section 24 of the Repurchase Agreement;
(iii)    Seller’s failure to obtain Buyer’s prior written consent to any voluntary or involuntary Lien on any Purchased Mortgage Loan in violation of the Transaction Documents;
(iv)    Seller or Guarantor, or any Person that Controls Seller or Guarantor, objecting, opposing or taking a position inconsistent with (A) Buyer seeking relief from the automatic stay under the Bankruptcy Code or Buyer’s position that the automatic stay under the Bankruptcy Code is inapplicable due to one or more safe harbor provisions under the Bankruptcy Code, (B) Buyer taking any action to foreclose on the Purchased Mortgage Loans in accordance with the Repurchase Agreement or (C) Buyer taking any other remedial action permitted under the Transaction Documents or Requirements of Law (other than the exercise of compulsory counterclaims);
(v)    Seller or Guarantor, or any Person that Controls Seller or Guarantor, asserts any position that, or any court of competent jurisdiction holding that, (A) any transaction under the Transaction Documents or any Transaction is or constitutes a fraudulent conveyance or is otherwise voidable under any applicable Insolvency Law or (B) any transfer of a Purchased Mortgage Loan from an Affiliate of Seller to Seller was not a true sale of the Purchased Mortgage Loan to Seller;
(vi)    any sale, transfer, pledge of or Lien on any Purchased Mortgage Loans in violation of the terms of the Repurchase Agreement;
(vii)    a Change of Control in violation of the terms of the Repurchase Agreement;
(viii)    Seller or Guarantor filing a voluntary case under any applicable Insolvency Law now or hereafter in effect by or against Seller or Guarantor or any substantial part of its assets or property;
(ix)    the filing of a decree or order of relief by a court having jurisdiction with respect to Seller or Guarantor or any substantial part of its assets or property under any applicable Insolvency Law now or hereafter in effect, or appointing of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding–up or liquidation of Seller’s or Guarantor’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) days,
(x)    any Person that Controls Seller or Guarantor filing, or joining in the filing of any involuntary petition against Seller or Guarantor under any applicable Insolvency Law, or, colluding with, soliciting or causing to be solicited petitioning creditors for any involuntary petition against Seller or Guarantor;
(xi)    Seller or Guarantor filing an answer consenting to, otherwise acquiescing in, or joining in, any involuntary petition filed against it by any Person under any applicable Insolvency Law, or colluding with, soliciting or causing to be solicited petitioning creditors for any involuntary petition against Seller or any Guarantor;
(xii)    Seller or Guarantor, or any Person that Controls Seller or Guarantor, consenting to, acquiescing in, or joining in, an application for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for Seller or Guarantor or any substantial part of the applicable Person’s assets or property; or
(xiii)    Seller or Guarantor making any general assignment for the benefit of creditors or making a public disclosure or otherwise admitting in writing its insolvency or inability to pay its debts as they become due, which admission is used as evidence of Seller’s or Guarantor’s insolvency in connection with an involuntary petition filed against Seller or Guarantor.
(m)    “Guarantor Litigation” means any litigation, arbitration, investigation, or administrative proceeding of or before any court, arbitrator, or governmental authority, bureau or agency that relates to or affects this Guaranty or any asset(s) or property(ies) of Guarantor.
(n)     “Indebtedness” means with respect to any Person: (i) all indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed, (ii) all indebtedness representing deferred payment of the purchase price of property or assets, (iii) all indebtedness under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes, (iv) all indebtedness under guaranties, endorsements, assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, indebtedness of others, and (v) all indebtedness secured by a lien existing on property owned, subject to such lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof; provided that “Indebtedness” shall be determined without regard to the effects of consolidation of any issuer of a Specified Third Party Securitization on the financial statements of such Person under Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time, or otherwise under GAAP.
(o)    “Insolvency Proceeding” means any case under Title 11 of the United States Code or any successor statute or any other insolvency, bankruptcy, reorganization, liquidation, or like proceeding, or other statute or body of law relating to creditors’ rights, whether brought under state, federal, or foreign law.
(p)    Interest Expense” means with respect to any Person and for any Test Period, the amount of total interest expense incurred by such Person, including capitalized or accruing interest (but excluding interest funded under a construction loan and the amortization of financing costs), plus such Person’s proportionate share of interest expense from the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such period.
(q)    “Investment Securities” shall mean any of the following:
(1)    par value of negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of less than 1 year; or
(2)    par value of negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of 1-10 years; or
(3)    par value of negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of more than 10 years;
(4)    par value of single-class mortgage participation certificates in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and the ultimate collection of principal of which are guaranteed by the Federal Home Loan Mortgage Corporation (excluding REMIC or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivative securities); or
(5)    par value of single-class mortgage pass-through certificates in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and ultimate collection of principal of which are guaranteed by the Federal National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, pass-through certificates backed by adjustable rate mortgages collateralized mortgage obligations, securities paying interest or principal only and similar derivative securities); or
(6)    par value of single-class fully modified pass-through certificates in book-entry form backed by single-family residential mortgage loans, the full and timely payment of principal and interest of which is guaranteed by the Government National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivatives securities); or
(7)    par value of all actively and regularly traded investment-grade residential mortgage-backed securities; or
(8)    such other investments as Guarantor and Buyer may agree.
(r)    “Legal Costs” means all reasonable actual out-of-pocket costs and expenses incurred by Buyer in any Proceeding or in obtaining legal advice and assistance in connection with any Proceeding, any Guarantor Litigation, or any default by Seller under the Transaction Documents or by Guarantor under this Guaranty (including any breach of a representation or warranty contained in this Guaranty), including reasonable attorneys’ fees, disbursements, and other reasonable charges incurred by Buyer.
(s)    “Lien” means any mortgage, lien, encumbrance, charge or other security interest, whether arising under contract, by operation of law, judicial process or otherwise.
(t)     “Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to reasonable legal fees and other costs of defense or enforcement).
(u)    “Net Income” means, with respect to any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.
(v)    “Proceeding” means any action, suit, arbitration, or other proceeding arising out of, or relating to the interpretation or enforcement of, this Guaranty or the Transaction Documents, including (i) an Insolvency Proceeding; (ii) any proceeding in which Buyer endeavors to realize upon any Security or to enforce any Transaction Document(s) (including this Guaranty) against Seller or Guarantor whether or not Buyer prevails, and (iii) any proceeding commenced (other than as described in clause (ii)) by Seller or Guarantor against Buyer in which Buyer prevails.
(w)    “Recourse Indebtedness” means Indebtedness of a consolidated Subsidiary of Guarantor for which Guarantor has provided a payment guarantee.
(x)    “Security” means any security or collateral held by or for Buyer for the Transactions or the Guaranteed Obligations, whether real or personal property, including any mortgage, deed of trust, financing statement, security agreement, and other security document or instrument of any kind securing the Transactions in whole or in part. “Security” shall include all assets and property of any kind whatsoever pledged or mortgaged to Buyer pursuant to the Transaction Documents.
(y)    “Specified Third Party Securitization”: Any securitization transaction that was not established or sponsored by Guarantor or any of its respective Affiliates.
(z)    “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are with those of such Person pursuant to GAAP; provided that no issuer of a Specified Third Party Securitization shall be considered a “Subsidiary” of Guarantor or any of its Affiliates.
(aa)    “Tangible Net Worth” means, with respect to any Person and any date, all amounts that would be included under capital or shareholder's equity (or any like caption) on the balance sheet of such Person, minus (a) amounts owing to that Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets, and (c) prepaid taxes and/or expenses, plus deferred origination fees, net of deferred origination costs, all on or as of such date; provided that “Tangible Net Worth” shall be determined without regard to the effects of consolidation of any issuer of a Specified Third Party Securitization on the financial statements of such Person under Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time, or otherwise under GAAP. For sake of clarity, mortgage servicing rights shall not be deemed to be intangible assets.
(bb)    “Test Period” means the time period from the first day of each calendar quarter, through and including the last day of such calendar quarter.
(cc)    “Total Liquidity” means, at any date of determination, the sum of (i) Cash Liquidity plus (ii) unencumbered Investment Securities; provided, that “Total Liquidity” and associated components thereof shall be determined without regard to the effects of consolidation of any issuer of a Specified Third Party Securitization on the financial statements of Guarantor under Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time, or otherwise under GAAP.
2.    Absolute Guaranty of All Guaranteed Obligations. Guarantor unconditionally and irrevocably guarantees Seller’s prompt and complete payment, observance, fulfillment, and performance of all Guaranteed Obligations when due. Guarantor shall be liable for, and obligated to pay and perform, all Guaranteed Obligations when due. All assets and property of Guarantor shall be subject to recourse if Guarantor fails to pay and perform any Guaranteed Obligation(s) when and as required to be paid and performed pursuant to the Transaction Documents.
3.    Nature and Scope of Liability. Guarantor’s liability under this Guaranty is primary and not secondary. Guarantor’s liability under this Guaranty shall be in the full amount of all Guaranteed Obligations, including any interest, default interest, actual, out-of-pocket costs and fees (including Legal Costs) payable by Seller under the Repurchase Agreement.
4.    Changes in Transaction Documents. Without notice to, or consent by, Guarantor, and in Buyer’s sole and absolute discretion and without prejudice to Buyer or in any way limiting or reducing Guarantor’s liability under this Guaranty but subject, in each case, to the terms of the Transaction Documents, Buyer may: (a) grant extensions of time, renewals or other indulgences or modifications to Seller or any other party under any of the Transaction Document(s), (b) change, amend or modify any Transaction Document(s), (c) authorize the sale, exchange, release or subordination of any Security, (d) accept or reject additional Security, (e) discharge or release any party or parties liable under the Transaction Documents, (f) foreclose or otherwise realize on any Security, or attempt to foreclose or otherwise realize on any Security, whether such attempt is successful or unsuccessful, (g) accept or make compositions or other arrangements or file or refrain from filing a claim in any Insolvency Proceeding, (h) engage in other or additional Transactions with Seller in such amount(s) and at such time(s) as Buyer may determine, (i) credit payments in such manner and order of priority to principal, interest or other obligations as Buyer may determine in its discretion, and (j) otherwise deal with Seller and any other party related to the Transactions or any Security as Buyer may determine in its sole and absolute discretion. Without limiting the generality of the foregoing, Guarantor’s liability under this Guaranty shall continue even if Buyer alters any obligations under the Transaction Documents in any respect or Buyer’s or Guarantor’s remedies or rights against Seller are in any way impaired or suspended without Guarantor’s consent. If Buyer performs any of the actions described in this paragraph, then Guarantor’s liability hereunder shall continue in full force and effect even if Buyer’s actions impair, diminish or eliminate Guarantor’s subrogation, contribution, or reimbursement rights (if any) against Seller or otherwise adversely affect Guarantor or expand Guarantor’s liability hereunder.
5.    Certain Financial Covenants.
(a)        Maximum Indebtedness to Tangible Net Worth Ratio. At the end of each Test Period, Guarantor (and its consolidated Subsidiaries) shall have a ratio of Indebtedness to Tangible Net Worth not more than 4.00 to 1.00.
(b)    Maximum Recourse Indebtedness to Tangible Net Worth Ratio. At the end of each Test Period, Guarantor (and its consolidated Subsidiaries) shall have a ratio of Recourse Indebtedness to Tangible Net Worth not more than 3.00 to 1.00.
(c)     Minimum Tangible Net Worth. At the end of each Test Period, Guarantor shall have a minimum Tangible Net Worth of at least the sum of (i) eighty percent (80%) of Guarantor’s Tangible Net Worth as of September 30, 2013 plus (ii) eighty percent (80%) of the net proceeds (after deducting transaction costs) Guarantor receives from equity issuances after September 30, 2013.
(d)    Minimum Fixed Charge Coverage Ratio. Guarantor’s Fixed Charge Coverage Ratio for the immediately preceding twelve (12) month period ending on the last day of the applicable Test Period shall be at least 1.25 to 1.00, with compliance to be tested as of the end of each Test Period.
(e)    Minimum Total Liquidity. At the end of each Test Period, Guarantor (and its consolidated Subsidiaries) shall have Total Liquidity of not less than the lesser of (i) $10,000,000 and (ii) the greater of (x) $5,000,000 and (y) 5% of Recourse Indebtedness; provided, that notwithstanding the foregoing or anything herein to the contrary, in the event Guarantor’s Total Liquidity shall equal or exceed $5,000,000 (such amount, the “Guarantor’s Actual Total Liquidity Amount”), then Guarantor may satisfy the difference between the minimum Total Liquidity requirement and the Guarantor’s Actual Total Liquidity Amount with Available Borrowing Capacity.
6.    Nature of Guaranty. Guarantor’s liability under this Guaranty is a guaranty of payment of the Guaranteed Obligations, and is not a guaranty of collection or collectability. Guarantor’s liability under this Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of any of the Transaction Documents. Guarantor’s liability under this Guaranty is a continuing, absolute, and unconditional obligation under any and all circumstances whatsoever (except as expressly stated, if at all, in this Guaranty), without regard to the validity, regularity or enforceability of any of the Guaranteed Obligations. Guarantor acknowledges that Guarantor is fully obligated under this Guaranty even if Seller had no liability at the time of execution of the Transaction Documents or later ceases to be liable under any Transaction Document pursuant to Insolvency Proceedings. Guarantor shall not be entitled to claim, and irrevocably covenants not to raise or assert, any defenses against the Guaranteed Obligations that would or might be available to Seller, other than actual payment and performance of all Guaranteed Obligations in full in accordance with their terms. Guarantor waives any right to compel Buyer to proceed first against Seller or any Security before proceeding against Guarantor. Guarantor agrees that if any of the Guaranteed Obligations are or become void or unenforceable (because of inadequate consideration, lack of capacity, or Insolvency Proceedings), then Guarantor’s liability under this Guaranty shall continue in full force with respect to all Guaranteed Obligations as if they were and continued to be legally enforceable, all in accordance with their terms before giving effect to the Insolvency Proceedings. Guarantor also recognizes and acknowledges that its liability under this Guaranty may be more extensive in amount and more burdensome than that of Seller. Guarantor waives any defense that might otherwise be available to Guarantor based on the proposition that a guarantor’s liability cannot exceed the liability of the principal. Guarantor intends to be fully liable under the Guaranteed Obligations regardless of the scope of Seller’s liability thereunder. Without limiting the generality of the foregoing, if the Guaranteed Obligations are “nonrecourse” as to Seller or Seller’s liability for the Guaranteed Obligations is otherwise limited in some way, Guarantor nevertheless intends to be fully liable, to the full extent of all of Guarantor’s assets, with respect to all the Guaranteed Obligations, even though Seller’s liability for the Guaranteed Obligations may be less limited in scope or less burdensome. Guarantor waives any defenses to this Guaranty arising or purportedly arising from the manner in which Buyer disburses the Purchase Price for the Transactions to Seller or otherwise, or any waiver of the terms of any Transaction Document by Buyer or other failure of Buyer to require full compliance with the Transaction Documents. Guarantor’s liability under this Guaranty shall continue until all sums due under the Transaction Documents have been paid in full and all other performance required under the Transaction Documents has been rendered in full, except as expressly provided otherwise in this Guaranty. Guarantor’s liability under this Guaranty shall not be limited or affected in any way by any impairment or any diminution or loss of value of any Security whether caused by (a) hazardous substances, (b) Buyer’s failure to perfect a security interest in any Security, (c) any disability or other defense(s) of Seller, or (d) any breach by Seller of any representation or warranty contained in any Transaction Document.
7.    Waivers of Rights and Defenses. Guarantor waives any right to require Buyer to (a) proceed against Seller, (b) proceed against or exhaust any Security, or (c) pursue any other right or remedy for Guarantor’s benefit. Guarantor agrees that Buyer may proceed against Guarantor with respect to the Guaranteed Obligations without taking any actions against Seller and without proceeding against or exhausting any Security; provided however, that Buyer acknowledges and agrees that Seller has an unrestricted right to repurchase all of the Purchased Mortgage Loans at any time in accordance with the Repurchase Agreement (without regard to the existence of any Default or Event of Default thereunder), upon payment of all amounts due and owing under the Transaction Documents. Guarantor agrees that Buyer may unqualifiedly exercise in its sole discretion (or may waive or release, intentionally or unintentionally) any or all rights and remedies available to it against Seller without impairing Buyer’s rights and remedies in enforcing this Guaranty, under which Guarantor’s liabilities shall remain independent and unconditional. Guarantor agrees and acknowledges that Buyer’s exercise (or waiver or release) of certain of such rights or remedies may affect or eliminate Guarantor’s right of subrogation or recovery against Seller (if any) and that Guarantor may incur a partially or totally nonreimbursable liability in performing under this Guaranty. Guarantor has assumed the risk of any such loss of subrogation rights, even if caused by Buyer’s acts or omissions. If Buyer’s enforcement of rights and remedies, or the manner thereof, limits or precludes Guarantor from exercising any right of subrogation that might otherwise exist, then the foregoing shall not in any way limit Buyer’s rights to enforce this Guaranty. Without limiting the generality of any other waivers in this Guaranty, Guarantor expressly waives any statutory or other right (except as set forth herein) that Guarantor might otherwise have to: (i) limit Guarantor’s liability after a foreclosure sale or any other exercise of remedies pursuant to the UCC, to the difference between the Guaranteed Obligations and the fair market value of the property or interests sold at such foreclosure sale or any other exercise of remedies pursuant to the UCC, or to any other extent, (ii) otherwise limit Buyer’s right to recover a deficiency judgment after any foreclosure sale, or (iii) require Buyer to exhaust its Security before Buyer may obtain a personal judgment for any deficiency. Any proceeds of a foreclosure or similar sale may be applied first to any obligations of Seller that do not also constitute Guaranteed Obligations within the meaning of this Guaranty. Guarantor acknowledges and agrees that any nonrecourse provision or exculpation provided for in any Transaction Document, or any other provision of a Transaction Document limiting Buyer’s recourse to specific Security or limiting Buyer’s right to enforce a deficiency judgment against Seller or any other person, shall have absolutely no application to Guarantor’s liability under this Guaranty. To the extent that Buyer collects or receives any sums or payments from Seller or any proceeds of a foreclosure or similar sale, Buyer shall have the right, but not the obligation, to apply such amounts first to that portion of Seller’s indebtedness and obligations to Buyer (if any) that is not covered by this Guaranty, regardless of the manner in which any such payments and/or amounts are characterized by the person making payment.
8.    Additional Waivers. Guarantor waives diligence and all demands, protests, presentments and notices of every kind or nature, including notices of protest, dishonor, nonpayment, acceptance of this Guaranty and the creation, renewal, extension, modification or accrual of any of the Guaranteed Obligations. Guarantor further waives the right to invoke any and all statutes of limitation as a defense to Guarantor’s liability under this Guaranty of the enforcement of this Guaranty. No failure or delay on Buyer’s part in exercising any power, right or privilege under this Guaranty shall impair or waive any such power, right or privilege.
9.    Loss Payment. To the extent that Guarantor at any time incurs any liability under this Guaranty, Guarantor shall immediately pay Buyer (to be applied on account of the Guaranteed Obligations) the amount provided for in this Guaranty, without any requirement that Buyer demonstrate that the Security is inadequate for the Transactions; that Buyer has suffered any loss; or that Buyer has otherwise exercised (to any degree) or exhausted any of Buyer’s rights or remedies with respect to Seller or any Security.
10.    Full Knowledge. Guarantor acknowledges, represents, and warrants that Guarantor has had a full and adequate opportunity to review the Transaction Documents, the transactions contemplated by the Transaction Documents, and all underlying facts relating to such transactions. Guarantor represents and warrants that Guarantor fully understands: (a) the remedies Buyer may pursue against Seller and/or Guarantor in the event of a default under the Transaction Documents, (b) the value (if any) and character of any Security, and (c) Seller’s financial condition and ability to perform under the Transaction Documents. Guarantor agrees to keep itself fully informed regarding all aspects of the foregoing and the performance of Seller’s obligations to Buyer. Buyer has no duty, whether now or in the future, to disclose to Guarantor any information pertaining to Seller, the Transactions or any Security. At any time provided for in the Transaction Documents, Guarantor agrees and acknowledges that an Insolvency Proceeding affecting Guarantor, or other actions or events relating to Guarantor (including Guarantor’s death, disability, or change in financial position), as set forth in the Transaction Documents, may be event(s) of default under the Transaction Documents.
11.    Representations and Warranties. Guarantor acknowledges, represents and warrants as follows, and acknowledges that Buyer is relying upon the following acknowledgments, representations, and warranties by Guarantor in entering into the Transactions:
(a)    Transaction Documents. This Guaranty has been duly authorized, executed, and delivered, and is fully valid, binding, and enforceable against Guarantor in accordance with its terms, subject to bankruptcy, insolvency and other limitations on creditors’ rights generally and to equitable principles.
(b)    No Conflict. The execution, delivery, and performance of this Guaranty will not violate any provision of any applicable law, regulation, judgment, order, decree, determination, or award of any court, arbitrator or governmental authority, or of any mortgage, indenture, loan, or security agreement, lease, contract or other agreement, instrument or undertaking to which Guarantor is a party or that purports to bind Guarantor or any of Guarantor’s property or assets to the extent that such violation could reasonably be expected to result in a Material Adverse Change.
(c)    No Third Party Consent Required. No consent of any person (including creditors or partners, members, stockholders, or other owners of Guarantor), other than those consents obtained as of the date hereof, is required in connection with Guarantor’s execution of this Guaranty or performance of Guarantor’s obligations under this Guaranty. Guarantor’s execution of, and obligations under, this Guaranty are not contingent upon any consent, license, permit, approval, or authorization of, exemption by, notice or report to, or registration, filing, or declaration with, any governmental authority, bureau, or agency, whether local, state, federal, or foreign.
(d)    Authority. Guarantor has full power, authority, and legal right to execute, deliver and perform its obligations under this Guaranty.
(e)    No Representations by Buyer. Guarantor delivers this Guaranty based solely upon Guarantor’s own independent investigation and based in no part upon any representation or statement by Buyer.
(f)    No Misstatements. No information, report, certificate, document, financial statement, exhibit or schedule (other than projections and information as to general economic or industry condition) prepared by or on behalf of Guarantor and concerning a Seller Party or the Mortgaged Properties, and, to Guarantor’s knowledge, all of the foregoing prepared by third parties, and, in each case, furnished by or on behalf of such Seller Party, to Buyer in connection with the Transaction Documents, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading, in each case, as of the date provided or specified therein, as applicable.
12.    Reimbursement and Subrogation Rights. Except to the extent that Buyer notifies Guarantor to the contrary in writing from time to time:
(a)    General Deferral of Reimbursement. Guarantor waives any right to be reimbursed by Seller for any payment(s) made by Guarantor on account of the Guaranteed Obligations, unless and until all Guaranteed Obligations have been paid in full and all periods within which such payments may be set aside or invalidated have under applicable law expired. Guarantor acknowledges that Guarantor has received adequate consideration for execution of this Guaranty by virtue of Buyer’s entering into the Transactions (which benefits Guarantor, as an owner or principal of Seller) and Guarantor does not require or expect, and is not entitled to, any other right of reimbursement against Seller as consideration for this Guaranty.
(b)    Deferral of Subrogation and Contribution. Guarantor agrees it shall have no right of subrogation against Seller or Buyer and no right of subrogation against any Security unless and until: (a) such right of subrogation does not violate (or otherwise produce any result adverse to Buyer under) any applicable law, including any Insolvency Law; (b) all amounts due under the Transaction Documents have been paid in full and all other performance required under the Transaction Documents has been rendered in full to Buyer; and (c) all periods within which such payment may be set aside or invalidated have under applicable law expired (such deferral of Guarantor’s subrogation and contribution rights, the “Subrogation Deferral”).
(c)    Effect of Invalidation. To the extent that a court of competent jurisdiction determines that Guarantor’s Subrogation Deferral is void or voidable for any reason, Guarantor agrees, notwithstanding any acts or omissions by Buyer that Guarantor’s rights of subrogation against Seller or Buyer and Guarantor’s right of subrogation against any Security shall at all times be junior and subordinate to Buyer’s rights against Seller and to Buyer’s right, title, and interest in such Security.
(d)    Claims in Insolvency Proceeding. Guarantor shall not file any claim in any Insolvency Proceeding affecting Seller unless Guarantor simultaneously assigns and transfers such claim to Buyer, without consideration, pursuant to documentation fully satisfactory to Buyer. Guarantor shall automatically be deemed to have assigned and transferred such claim to Buyer whether or not Guarantor executes documentation to such effect, and by executing this Guaranty hereby authorizes Buyer (and grants Buyer a power of attorney coupled with an interest, and hence irrevocable) to execute and file such assignment and transfer documentation on Guarantor’s behalf. Buyer shall have the sole right to vote, receive distributions, and exercise all other rights with respect to any such claim, provided, however, that if and when the Guaranteed Obligations have been paid in full Buyer shall release to Guarantor any further payments received on account of any such claim.
13.    Waiver Disclosure. Guarantor acknowledges that pursuant to this Guaranty, Guarantor has waived a substantial number of defenses that Guarantor might otherwise under some circumstance(s) be able to assert against Guarantor’s liability to Buyer. Guarantor acknowledges and confirms that Guarantor has substantial experience as a sophisticated participant in substantial commercial real estate transactions and is fully familiar with the legal consequences of signing this or any other guaranty. In addition, Guarantor is represented by competent counsel. Guarantor has obtained from such counsel, and understood, a full explanation of the nature, scope, and effect of the waivers contained in this Guaranty (a “Waiver Disclosure”). In the alternative, Guarantor has, with advice from such counsel, knowingly and intentionally waived obtaining a Waiver Disclosure. Accordingly Guarantor does not require or expect Buyer to provide a Waiver Disclosure. It is not necessary for Buyer or this Guaranty to provide or set forth any Waiver Disclosure, notwithstanding any principles of law to the contrary. Nevertheless, Guarantor specifically acknowledges that Guarantor is fully aware of the nature, scope, and effect of all waivers contained in this Guaranty, all of which have been fully disclosed to Guarantor. Guarantor acknowledges that as a result of the waivers contained in this Guaranty:
(a)    Actions by Buyer. Buyer will be able to take a wide range of actions relating to Seller, the Transactions, and the Transaction Documents, all without Guarantor’s consent or notice to Guarantor. Guarantor’s full and unconditional liability under this Guaranty will continue whether or not Guarantor has consented to such actions. Guarantor may disagree with or disapprove such actions, and Guarantor may believe that such actions should terminate or limit Guarantor’s obligations under this Guaranty, but such disagreement, disapproval, or belief on the part of Guarantor will in no way limit Guarantor’s obligations under this Guaranty.
(b)    Interaction with Seller Liability. Guarantor shall be fully liable for all Guaranteed Obligations even if Seller has no liability whatsoever under the Transaction Documents or the Transaction Documents are otherwise invalid, unenforceable, or subject to defenses available to Seller. Guarantor acknowledges that Guarantor’s full and unconditional liability under this Guaranty (with respect to the Guaranteed Obligations as if they were fully enforceable against Seller) will continue notwithstanding any such limitations on or impairment of Seller’s liability.
(c)    Timing of Enforcement. Buyer will be able to enforce this Guaranty against Guarantor even though Buyer might also have available other rights and remedies that Buyer could conceivably enforce against the Security or against other parties. As a result, Buyer may require Guarantor to pay the Guaranteed Obligations earlier than Guarantor would prefer to pay the Guaranteed Obligations, including immediately upon the occurrence of a default by Seller. Guarantor will not be able to assert against Buyer various defenses, theories, excuses, or procedural requirements that might otherwise force Buyer to delay or defer the enforcement of this Guaranty against Guarantor. Guarantor acknowledges that Guarantor intends to allow Buyer to enforce the Guaranty against Guarantor in such manner. All of Guarantor’s assets will be available to satisfy Buyer’s claims against Guarantor under this Guaranty.
(d)    Continuation of Liability. Guarantor’s liability for the Guaranteed Obligations shall continue at all times until the Guaranteed Obligations have actually been paid in full, even if other circumstances have changed such that in Guarantor’s view Guarantor’s liability under this Guaranty should terminate, except to the extent that any express conditions to the termination of this Guaranty, as set forth in this Guaranty, have been satisfied.
14.    Buyer’s Disgorgement of Payments. Upon payment of all or any portion of the Guaranteed Obligations, Guarantor’s obligations under this Guaranty shall continue and remain in full force and effect if all or any part of such payment is, pursuant to any Insolvency Proceeding or otherwise, avoided or recovered directly or indirectly from Buyer as a preference, fraudulent transfer, or otherwise, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, or (b) payment in full of the Transactions. Guarantor’s liability under this Guaranty shall continue until all periods have expired within which Buyer could (on account of Insolvency Proceedings, whether or not then pending, affecting Seller or any other person) be required to return, repay, or disgorge any amount paid at any time on account of the Guaranteed Obligations.
15.    Financial Information. Guarantor shall deliver to Buyer the financial statements and information required to be delivered by Guarantor pursuant to Section 11(k) of the Repurchase Agreement.
16.    Consent to Jurisdiction. Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in New York County, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty or any Transaction and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.
17.    Merger; No Conditions; Amendments. This Guaranty and the documents referred to herein contain the entire agreement among the parties with respect to the matters set forth in this Guaranty. This Guaranty supersedes all prior agreements among the parties with respect to the matters set forth in this Guaranty. No course of prior dealings among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify, or vary any terms of this Guaranty. This Guaranty is unconditional. There are no unsatisfied conditions to the full effectiveness of this Guaranty. No terms or provisions of this Guaranty may be changed, waived, revoked, or amended without Buyer’s written agreement. If any provision of this Guaranty is determined to be unenforceable, then all other provisions of this Guaranty shall remain fully effective.
18.    Enforcement. In the event of any Proceeding between Seller or Guarantor and Buyer in which Buyer enforces or attempts to enforce this Guaranty or the Transactions against Seller or Guarantor, or in the event of any Guarantor Litigation, Guarantor shall reimburse Buyer for all Legal Costs of such Proceeding.
19.    Fundamental Changes. Guarantor shall not (a) wind up, liquidate, or dissolve its affairs, (b) enter into any transaction of merger or consolidation that would result in a Change of Control, or (c) sell, lease, or otherwise dispose of (or agree to sell, lease or dispose) all or substantially all of its property or assets, in each case, without Buyer’s prior written consent, provided that the foregoing shall not restrict Guarantor from originating, buying, or selling real estate mortgage, mezzanine, or other loans (or any interest therein), or accepting full or partial payment in respect thereof, or releasing any collateral securing loans, in each case in the ordinary course of Guarantor’s business operation.
20.    Further Assurances. Guarantor shall execute and deliver such further documents, and perform such further acts, as Buyer may request to achieve the intent of the parties as expressed in this Guaranty, provided in each case that any such documentation is consistent with this Guaranty and with the Transaction Documents and does not increase Guarantor’s liabilities or obligations or decrease Guarantor’s rights, in other than a de minimis manner.
21.    Counterparts. This Guaranty may be executed in counterparts.
22.    WAIVER OF TRIAL BY JURY.EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.
23.    Set Off. Buyer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all amounts held by Buyer or any Affiliate of Buyer and any other obligations at any time owing by Buyer or an Affiliate of Buyer to or for the credit or the account of Guarantor against any of or all obligations of Guarantor now or hereafter that have become due and owing under this Agreement irrespective of whether or not Buyer shall have made any demand under this Guaranty (and without prior notice to Guarantor), whereupon such obligations owing by Buyer or its Affiliates to Guarantor shall, to the extent (and only to the extent) of such set off actually made by Buyer, be discharged. The rights of Buyer under this Section 23 are in addition to other rights and remedies (including other rights of setoff) which Buyer may have.
24.    Miscellaneous.
(a)    Assignability. Buyer may assign this Guaranty (in whole or in party) to any successor to Buyer under the Repurchase Agreement, and any assignment of Buyer’s obligations permitted under the Repurchase Agreement or any portion thereof by Buyer shall operate to vest in the assignee, the rights and powers of Buyer hereunder to the extent of such assignment. This Guaranty shall benefit Buyer and its successors and permitted assigns and shall bind Guarantor and its successors and permitted assigns. Guarantor may not assign this Guaranty in whole or in party without the prior written consent of Buyer
(b)    Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier or e-mail (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address above or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 24(b). A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (d) in the case telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section 24(b). A party receiving a notice which does not comply with the technical requirements for notice under this Section 24(b) may elect to waive any deficiencies and treat the notice as having been properly given.
(c)    Governing Law; Interpretation. This Guaranty shall be governed by the laws of the State of New York without giving effect to the conflict of laws principles thereof that would result in the application of any law other than the law of the State of New York. The word “include” and its variants shall be interpreted in each case as if followed by the words “without limitation.”
25.    Business Purposes. Guarantor acknowledges that this Guaranty is executed and delivered for business and commercial purposes, and not for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that Guarantor is not entitled to, and does not require the benefits of, any rights, protections, or disclosures that would or may be required if this Guaranty were given for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that none of Guarantor’s obligation(s) under this Guaranty constitute(s) a “debt” within the meaning of the United States Fair Debt Collection Practices Act, 15 U.S.C. § 1692a(5), and accordingly compliance with the requirements of such Act is not required if Buyer (directly or acting through its counsel) makes any demand or commences any action to enforce this Guaranty.
26.    No Third-Party Beneficiaries. This Guaranty is executed and delivered for the benefit of Buyer and its successors, and permitted assigns, and is not intended to benefit any third party.
27.    CERTAIN ACKNOWLEDGMENTS BY GUARANTOR. GUARANTOR ACKNOWLEDGES THAT BEFORE EXECUTING THIS GUARANTY: (A) GUARANTOR HAS HAD THE OPPORTUNITY TO REVIEW IT WITH AN ATTORNEY OF GUARANTOR’S CHOICE; (B) BUYER HAS RECOMMENDED TO GUARANTOR THAT GUARANTOR OBTAIN SEPARATE COUNSEL, INDEPENDENT OF SELLER’S COUNSEL, REGARDING THIS GUARANTY; AND (C) GUARANTOR HAS CAREFULLY READ THIS GUARANTY AND UNDERSTOOD THE MEANING AND EFFECT OF ITS TERMS, INCLUDING ALL WAIVERS AND ACKNOWLEDGMENTS CONTAINED IN THIS GUARANTY AND THE FULL EFFECT OF SUCH WAIVERS AND THE SCOPE OF GUARANTOR’S OBLIGATIONS UNDER THIS GUARANTY.

IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the date first indicated above.

GUARANTOR:
ARES COMMERCIAL REAL ESTATE CORPORATION, a Maryland corporation

By: /s/ Tae-Sik Yoon
Name: Tae-Sik Yoon
Title: Chief Financial Officer

[Signatures continue on the following page.]

Acknowledgement:
U.S. BANK NATIONAL ASSOCIATION

By: /s/ Jason Cohan
Name: Jason Cohan
Title: Assistant VP

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